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Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
ATI OPERATING COMPANY

        The undersigned, Chief Executive Officer of ATI Operating Company, a Minnesota corporation, hereby certifies that the following resolutions were duly adopted on April 28, 2000, pursuant to the Minnesota Business Corporation Act and the Bylaws of the corporation.

        RESOLVED:

          The name of the corporation has been changed and Article I of the corporation's Articles of Incorporation shall be amended to now read as follows:

ARTICLE I

NAME

The name of this corporation is Eschelon Operating Company.

        RESOLVED:

          The officers of the corporation, or any one of them, are hereby authorized and directed to draft, execute and file with the Minnesota Secretary of State, Articles of Amendment to the Articles of Incorporation to give effect to the foregoing amendment and to maintain such Articles of Amendment in the official records of the corporation.

Dated and effective: April 28, 2000.

/s/ CLIFF D. WILLIAMS Cliff D. Williams, Chief Executive Officer

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  Exhibit 3.2
ARTICLE I NAME